EXHIBIT 11

                             SMITHFIELD FOODS, INC.

                      COMPUTATION OF NET INCOME PER SHARE

Income and the number of shares used in the computation of net income per common and common equivalent shares were computed as follows:

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
                                                     52 weeks         52 weeks          52 weeks
                                                      ended             ended            ended

Income                                             April 28,1996    April 30,1995     May 1, 1994
- ------                                             -------------    -------------     -----------
Net income                                            $15,886          $27,840          $19,702
Dividends accumulated for Series B
   and Series C preferred stock                        (1,152)            (675)            (675)
                                                      -------          -------          -------
     Net income available to common
        stockholders                                  $14,734          $27,165          $19,027
                                                      =======          =======          =======


Shares

Weighted average common shares:
   Outstanding                                         16,962           16,397           16,276
Incremental common shares for
      outstanding stock options
      and dilutive preferred shares                       568              662              492
                                                       ------           ------           ------
        Common shares for computation                  17,530           17,059           16,768
                                                       ======           ======           ======

Net income per common share                             $ .84            $1.59            $1.13
                                                        =====            =====            =====


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